The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated April 25, 2013.

Preliminary Pricing Supplement No. K287
To the Underlying Supplement dated November 19, 2012,
Product Supplement No. AK-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 April 25, 2013
$ Buffered Lock-In Securities due May 31, 2018 Linked to the Performance of the Dow Jones Industrial AverageSM
General
•
The securities are designed for investors who seek a return linked to the performance of the Dow Jones Industrial AverageSM, as set forth below. Investors should be willing to forgo interest payments and, if a Lock-In Event does not occur on any annual Observation Date and the Underlying declines by more than 15%, be willing to lose up to 85% of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 31, 2018. †
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about May 28, 2013 (the “Trade Date”) and are expected to settle on or about May 31, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:
The securities are linked to the performance of the Dow Jones Industrial AverageSM. For more information on the Underlying, see “The Reference Indices—The S&P Dow Jones Indices—The Dow Jones Industrial AverageSM” in the accompanying underlying supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level:

	Underlying	Ticker	Initial Level *
	Dow Jones Industrial AverageSM	INDU <Index>
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:	•	If a Lock-In Event has occurred, the Underlying Return will be the greater of (i) the Lock-In Return and (ii) an amount calculated as follows:
Final Level – Initial Level Initial Level
	•	If a Lock-In Event has not occurred and:
• if the Final Level is equal to or greater than the Initial Level, the Underlying Return will equal an amount calculated as follows:
Final Level – Initial Level Initial Level
• if the Final Level is less than the Initial Level by not more than the Buffer Amount, the Underlying Return will equal zero.
• if the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be calculated as follows:
	Final Level – Initial Level Initial Level	+ Buffer Amount

If a Lock-In Event has not occurred and the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount.

Lock-In Event:	A Lock-In Event will occur if the closing level of the Underlying on any Observation Date has increased from the Initial Level by at least one of the specified Lock-In Levels.
Lock-In Level:	The Lock-In Level achieved for any Observation Date, if any, will be determined as follows:
	•	20%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 20% but by less than 30%;
	•	30%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 30% but by less than 40%;
	•	40%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 40% but by less than 50%; and
	•	50%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 50%.
Lock-In Return:	The highest Lock-In Level achieved on any Observation Date, if any.
Buffer Amount:	15%
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) Certain fiduciary accounts may pay a purchase price of at least $967.50 per security, and CSSU will forgo any fees with respect to such sales.
(2) We or one of our affiliates may pay varying discounts and commissions of up to $32.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
May   , 2013
(continued on next page)

 (continued from previous page)

Initial Level:*	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Observation Dates:†	May 28, 2014, May 28, 2015, May 31, 2016 and May 30, 2017.
Valuation Date:†	May 25, 2018
Maturity Date:†	May 31, 2018
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546T5E7
*  In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level for the Underlying will be determined on the immediately following trading day on which a closing level is available.
†  Each Observation Date and the Valuation Date are subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein and in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated November 19, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated November 19, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312006212/dp34349_424b2-eus.htm

•	Product supplement No. AK-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The examples below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical closing levels on the Observation Dates and the Valuation Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on whether a Lock-In Event occurs and if so, the highest Lock-In Level achieved, and the Final Level determined on the Valuation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Underlying	First Observation Date: Closing Level of the Underlying	Second Observation Date: Closing Level of the Underlying	Third Observation Date: Closing Level of the Underlying	Fourth Observation Date: Closing Level of the Underlying	Final Level
INDU	125% of Initial Level	110% of Initial Level	145% of Initial Level	115% of Initial Level	135% of Initial Level

Example 1 assumes that a Lock-In Event occurs on the first and third Observation Dates and that the Final Level increases by 35% from the Initial Level. Because the closing level of the Underlying on the first Observation Date has increased from the Initial Level by at least 20% but by less than 30%, the Lock-In Level achieved on the first Observation Date is 20% and because the closing level of the Underlying on the third Observation Date has increased from the Initial Level by at least 40% but by less than 50%, the Lock-In Level achieved on the third Observation Date is 40%. In this example, the highest Lock-In Level achieved is 40%, on the third Observation Date; therefore, the Lock-In Return equals 40%.

The determination of the Redemption Amount when a Lock-In Event occurs and the Final Level is equal to or greater than the Initial Level is as follows:

Lock-In Return	=	the greater of (i) 20.0% (the Lock-In Level achieved on the first Observation Date) and (ii) 40.0% (the Lock-In Level achieved on the third Observation Date)
	=	40.0%
Underlying Return	=	the greater of (i) Lock-In Return and (ii) (Final Level - Initial Level) / Initial Level
	=	the greater of (i) 40.0% and (ii) 35.0%
	=	40.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.40
	=	$1,400.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,400.00 per $1,000 principal amount of securities.

Example 2:

Underlying	First Observation Date: Closing Level of the Underlying	Second Observation Date: Closing Level of the Underlying	Third Observation Date: Closing Level of the Underlying	Fourth Observation Date: Closing Level of the Underlying	Final Level
INDU	115% of Initial Level	115% of Initial Level	125% of Initial Level	110% of Initial Level	135% of Initial Level

Example 2 assumes that a Lock-In Event occurs on the third Observation Date and that the Final Level increases by 35% from the Initial Level. Because the closing level of the Underlying on the third Observation Date has increased from the Initial Level by at least 20% but by less than 30%, the Lock-In Level achieved on the third Observation Date is 20%. In this example, the highest Lock-In Level achieved is 20%, on the third Observation Date; therefore, the Lock-In Return equals 20%.

The determination of the Redemption Amount when a Lock-In Event occurs and the Final Level is equal to or greater than the Initial Level is as follows:

Lock-In Return	=	20.0%
Underlying Return	=	the greater of (i) Lock-In Return and (ii) (Final Level - Initial Level) / Initial Level
	=	the greater of (i) 20.0% and (ii) 35.0%
	=	35.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.350
	=	$1,350.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,350.00 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Underlying from the Initial Level to the Final Level.

Example 3:

Underlying	First Observation Date: Closing Level of the Underlying	Second Observation Date: Closing Level of the Underlying	Third Observation Date: Closing Level of the Underlying	Fourth Observation Date: Closing Level of the Underlying	Final Level
INDU	90% of Initial Level	100% of Initial Level	95% of Initial Level	115% of Initial Level	125% of Initial Level

Example 3 assumes that a Lock-In Event does not occur on any Observation Date and that the Final Level increases by 25% from the Initial Level.

The determination of the Redemption Amount when a Lock-In Event does not occur and the Final Level is equal to or greater than the Initial Level is as follows:

Underlying Return	=	(Final Level - Initial Level) / Initial Level
	=	25.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.250
	=	$1,250.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,250.00 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Underlying from the Initial Level to the Final Level.

Example 4:

Underlying	First Observation Date: Closing Level of the Underlying	Second Observation Date: Closing Level of the Underlying	Third Observation Date: Closing Level of the Underlying	Fourth Observation Date: Closing Level of the Underlying	Final Level
INDU	90% of Initial Level	100% of Initial Level	95% of Initial Level	110% of Initial Level	90% of Initial Level

Example 4 assumes that a Lock-In Event does not occur on any Observation Date and that the Final Level decreases by 10% from the Initial Level. Because the Final Level is less than the Initial Level by not more than the

Buffer Amount of 15%, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 5:

Underlying	First Observation Date: Closing Level of the Underlying	Second Observation Date: Closing Level of the Underlying	Third Observation Date: Closing Level of the Underlying	Fourth Observation Date: Closing Level of the Underlying	Final Level
INDU	90% of Initial Level	100% of Initial Level	95% of Initial Level	110% of Initial Level	80% of Initial Level

Example 5 assumes that a Lock-In Event does not occur on any Observation Date and that the Final Level decreases by 20% from the Initial Level.

The determination of the Redemption Amount when a Lock-In Event does not occur and the Final Level is less than the Initial Level by more than the Buffer Amount of 15% is as follows:

Underlying Return	=	[(Final Level - Initial Level) / Initial Level] + Buffer Amount
	=	−20% + 15%
	=	−5%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.95
	=	$950

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $950 per $1,000 principal amount of securities because the Final Level is less than the Initial Level by more than the Buffer Amount and you will be exposed to any depreciation in the Final Level beyond the Buffer Amount.

Example 6:

Underlying	First Observation Date: Closing Level of the Underlying	Second Observation Date: Closing Level of the Underlying	Third Observation Date: Closing Level of the Underlying	Fourth Observation Date: Closing Level of the Underlying	Final Level
INDU	90% of Initial Level	70% of Initial Level	50% of Initial Level	30% of Initial Level	0% of Initial Level

Example 6 assumes that a Lock-In Event does not occur on any Observation Date and that the Final Level decreases by 100% from the Initial Level.

The determination of the Redemption Amount when a Lock-In Event does not occur and the Final Level is less than the Initial Level by more than the Buffer Amount of 15% is as follows:

Underlying Return	=	[(Final Level - Initial Level) / Initial Level] + Buffer Amount
	=	−100% + 15%
	=	−15%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.150
	=	$150

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $150 per $1,000 principal amount of securities because the Final Level is less than the Initial Level by more than the Buffer Amount and you will be exposed to any depreciation in the Final Level beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If a Lock-In Event has not occurred and the Final Level is less than the Initial Level by more than the Buffer Amount of 15%, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Amount. You could lose up to $850 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
YOU WILL NOT BENEFIT FROM THE LOCK-IN FEATURE UNLESS THE UNDERLYING HAS APPRECIATED BY AT LEAST ONE OF THE SPECIFIED LOCK-IN LEVELS ON ONE OF THE OBSERVATION DATES — A Lock-In Event will occur only if the closing level of the Underlying on an Observation Date has increased from the Initial Level by at least one of the specified Lock-In Levels. If a Lock-In Event has not occurred during the term of the securities, the Redemption Amount will be based solely on the Final Level as compared to the Initial Level, subject to the Buffer Amount.

•
THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlying.

•
NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Observation Dates and the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Dow Jones Industrial AverageSM based on the closing levels of the Underlying from January 1, 2008 through April 23, 2013. The closing level of the Underlying on April 23, 2013 was 14719.46. We obtained the historical information below from Bloomberg, without independent verification.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Observation Dates and the Valuation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

For additional information on the Dow Jones Industrial AverageSM, see “The Reference Indices—The S&P Dow Jones Indices—The Dow Jones Industrial AverageSM” in the accompanying underlying supplement.

Market Disruption Events

If the calculation agent determines that a market disruption event exists on an Observation Date or the Valuation Date, then that Observation Date or Valuation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the scheduled Observation Date or Valuation Date. In that case, (a) the fifth succeeding underlying business day following the scheduled Observation Date or Valuation Date will be deemed to be such Observation Date or Valuation Date, notwithstanding the market disruption event, and (b) the calculation agent will determine the closing level on that deemed Observation Date or Valuation Date in accordance with the formula for and method of calculating the Underlying last in effect prior to the commencement of the market disruption event using exchange-traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising the Underlying has been materially suspended or materially limited, the calculation agent’s good faith estimate of the prices that would have prevailed on the relevant exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that deemed Observation Date or Valuation Date, of each component comprising the Underlying (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement).

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment, until a Lock-In Event has occurred, after which they should be treated as contingent payment debt instruments.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities in accordance with such characterization, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments from the issuance of the securities, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  If the U.S. Holder has held the security for one year or less, such gain or loss will be short-term capital gain or loss.

ERISA Plans and Other Tax-Exempt Investors

Organizations exempt from U.S. federal income tax under Code section 501(a), including ERISA plans, are subject to the tax on unrelated business taxable income (“UBTI”) imposed by Code section 511.  UBTI arises primarily as income from a trade or business regularly carried on by a tax-exempt entity that is unrelated to its exempt purpose (including an unrelated trade or business regularly carried on by a partnership of which the entity is a partner).  However, subject to the discussion below of “debt financed property,” UBTI generally does not include interest and gains from the sale of property, such as the securities, that is neither inventory nor held for sale to customers in the ordinary course of business.  If a U.S. tax-exempt entity’s acquisition of the securities is debt financed, all or a portion of the income or gain attributed to the “debt financed property” would be included in UBTI, regardless of whether such income or gain would otherwise be excluded as interest or other income which is not normally UBTI.  U.S. tax-exempt investors should consult their tax advisors regarding all aspects of UBTI and an investment in the securities.

Treatment of the Securities upon Occurrence of a Lock-In Event

As noted above, at the time a Lock-In Event occurs, we will treat the securities as debt obligations that are subject to the contingent payment debt regulations.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of securities containing a such a lock-in feature, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities following a Lock-In Event for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we intend to treat the Lock-In Event as a recognition event, resulting in gain or loss.  The prepaid financial contract will be deemed to be disposed of and a contingent payment debt instrument will be deemed to be acquired.  Under the contingent payment debt regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of these regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount (“OID”) at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and
•     multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  The adjusted issue price of a security will be its issue price increased by any OID previously accrued, determined without regard to any adjustments to OID accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the contingent payment debt regulations, you will be required to include OID in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities.  At the occurrence of a Lock-In Event, we will determine the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  This information will be provided to all holders of record.

If a Lock-In Event occurs, we will be required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments.  Accordingly, the projected payment schedule will be provided to all holders of record after the occurrence of a Lock-In Event.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your OID accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule that may be provided is solely for the U.S. federal income tax treatment of the securities and will not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess.  Such positive adjustment will be treated as additional OID in such taxable year.  If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit.  A negative adjustment will:

•	first, reduce the amount of OID required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of OID accrued in the current year will be treated as ordinary loss to the extent of your total prior OID inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security.  Any gain on a security generally will be treated as ordinary income.  Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net OID inclusions with respect to the securities.  Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year.  The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security.  Your adjusted tax basis in a security is generally your original purchase price for the security increased by OID (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Alternative Characterization of the Lock-In Event

You should be aware that the characterization of the securities following the occurrence of a Lock-In Event as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, if the IRS agrees the Lock-In is a recognition event, it could assert that you are deemed to have received a debt instrument and an option.  In such case, the debt instrument would be treated as issued with OID.  Your gain or loss at occurrence of the Lock-In event would be the difference between your basis in the securities and the issue price of the debt instrument plus the fair market value of the option.  At maturity, you would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option.  The IRS could also assert that the Lock-In Event is not a recognition event and that the securities continue to be eligible for open transaction treatment.  In such case, gain or loss would be recognized at maturity.  It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any income earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities may be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of up to $32.50 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse